Exhibit 4.8
AMENDMENT NO. 5
TO UNCOMMITTED MASTER SHELF AGREEMENT
As of August 30, 2010
Insurance Services Office, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
Ladies and Gentlemen:
     Reference is made to that certain Uncommitted Master Shelf Agreement, dated as of June 13, 2003 (as amended by Amendment No. 1 to Note Purchase and Master Shelf Agreement, dated as of February 1, 2005, Amendment No. 2 to Note Purchase and Master Shelf Agreement, dated as of June 13, 2005, Amendment No. 3 to Note Purchase and Master Shelf Agreement, dated as of January 23, 2006, Waiver and Amendment No. 4 to Uncommitted Master Shelf Agreement, dated as of February 28, 2007, and as further amended from time to time, the “Shelf Agreement”), among Insurance Services Office, Inc., a Delaware corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, Prudential Retirement Insurance and Annuity Company, Prudential Annuities Life Assurance Corporation (formerly American Skandia Life Assurance Corporation), Gibraltar Life Insurance Co., Ltd., American Bankers Insurance Company of Florida, Inc., RGA Reinsurance Company, United of Omaha Life Insurance Company and each Prudential Affiliate which has become bound by certain provisions of the Agreement (as provided therein) (collectively, the “Purchasers”), and Prudential Investment Management, Inc. (“Prudential”), on the other, whereby the Company issued and sold its (i) 4.60% Series E Senior Notes due June 13, 2011 (the “Series E Notes”), (ii) 6.00% Series F Senior Notes due August 8, 2011 (the “Series F Notes”), (iii) 6.13% Series G Senior Notes due August 8, 2013 (the “Series G Notes”), (iv) 5.84% Series H Senior Notes due October 6, 2015 (the “Series H Notes”), (v) 6.28% Series I Senior Notes due April 29, 2015 (the “Series I Notes”) and (vi) 6.85% Series J Senior Notes due June 15, 2016 (the “Series J Notes”), and proposes to issue additional Shelf Notes (as defined in the Shelf Agreement) (such additional Shelf Notes, together with the Series E Notes, the Series F Notes, the Series G Notes, the Series H Notes, the Series I Notes and the Series J Notes are referred to herein, collectively, as the “Notes”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Shelf Agreement. This Amendment No. 5 to Uncommitted Master Shelf Agreement shall be referred to herein as this “Agreement”.
     Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Shelf Agreement, the parties hereto agree as follows:
     1. IMMEDIATE AMENDMENTS.
     Subject to the satisfaction of the conditions set forth in Section 3 hereof (other than clauses (d) and (e)):

     a. Paragraph 2B(2) (Issuance Period) of the Shelf Agreement is hereby amended by deleting “February 28, 2010” in clause (i) and replacing it with “August 30, 2013.”
     b. The following paragraph 3F is hereby added to the Shelf Agreement after paragraph 3E:
     “3F. Bank Agreement Representations and Warranties. All representations and warranties set forth in the Bank Agreement (other than any such representations or warranties that specifically relate to a date earlier than the Closing Date) shall be true on and as of each Closing Day, it being understood that all references therein to “Loan Party” shall be deemed references to “the Company and each Guarantor”, all references to “Borrower” shall be deemed references to “the Company”, and all references to “Loan Documents” shall be deemed references to “Shelf Documents”.”
     c. The following paragraph 5N is hereby added to the Shelf Agreement after paragraph 5M:
     “5N. Additional Covenants and Definitions. Pursuant to paragraph 5M above, all representations, warranties, covenants, event of default provisions and related defined terms identified on Schedule 5N hereto shall be incorporated herein mutatis mutandis as if fully set forth herein.”
     d. The following paragraph 5O is hereby added to the Shelf Agreement after paragraph 5N:
     “5O. Private Placement Facilities. The Company covenants that it will provide each holder of Notes with copies of all Private Placement Documents and any and all amendments, modifications, restatements, replacements, extensions, renewals, and supplements thereto or thereof occurring after August 30, 2010, promptly upon their full execution and delivery.”
     e. The following paragraph 8Q is hereby added to the Shelf Agreement after paragraph 8P:
     “8Q. Guarantors. There are no Persons required to become Guarantors under this Agreement by issuance and delivery of a Guarantee in favor of the holders of Notes, as contemplated by paragraph 6I, that have not so issued and delivered such Guarantee.”
     f. Paragraph 10B (Other Terms) of the Shelf Agreement is hereby amended by adding the following new terms in their proper alphabetical order:
     “Bank Agreement” shall mean that certain Credit Agreement, dated as of July 2, 2009, by and among the Company, Bank of America, N.A. as agent and lender, and the other lenders from time to time party thereto, as such agreement may be amended, restated, replaced or otherwise modified from time to time.
     “Guarantors” shall mean ISO Claims Services, Inc., Air Worldwide Corporation, ISO Services, Inc., Xactware Solutions, Inc., Verisk Health Inc., Interthinx, Inc., D2 Hawkeye, Inc., ISO Staff Services, Inc. and any other guarantors of the Company’s obligations under the Shelf

Documents, added as guarantors pursuant to the terms, conditions and provisions of this Agreement, all on a joint and several basis.
     “Private Placement Documents” shall mean any agreements, documents, promissory notes, or certificates evidencing or executed and delivered in connection with any of the Private Placement Facilities, together with any and all amendments, modifications, extensions, renewals, substitutions, and/or supplements thereto or thereof.
     “Private Placement Facilities” shall mean any of the existing private placement facilities maintained by the Company as of August 30, 2010, as such facilities may be amended, restated, replaced or otherwise modified from time to time.
     “Shelf Documents” shall mean this Agreement and the Notes.
     g. Paragraph 10C (Accounting Principles, Terms and Determinations) of the Shelf Agreement is hereby amended by adding a new sentence to the end thereof to read as follows:
“For purposes of determining compliance with the financial covenants contained herein, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”
     h. The first sentence of paragraph 11I (Notices) of the Shelf Agreement is hereby amended and restated to read as follows:
     “11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by (a) first class mail (with charges prepaid), (b) nationwide overnight delivery service (with charges prepaid) or (c) electronic mail in portable document format (.pdf), and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in case of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: Kenneth E. Thompson, Esq., General Counsel, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.”
     2. ADDITIONAL AMENDMENTS.
     Subject to the satisfaction of the conditions set forth in Section 3 hereof (including, without limitation, clauses (d) and (e)):

     a. Paragraph 6A(1) (Fixed Charge Coverage Ratio) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:
     “6A(1). Consolidated Interest Coverage Ratio. At any time the ratio of Consolidated EBIT to Consolidated Interest Charges to be less than 3.00 to 1.00.”
     b. Clause (v) of Paragraph 6C (Limitations on Liens and Encumbrances) of the Shelf Agreement is hereby amended by deleting the reference to “$10,000,000” and inserting “$20,000,000” in lieu thereof.
     c. Clause (xiii) of Paragraph 6C (Limitations on Liens and Encumbrances) of the Shelf Agreement is hereby amended by deleting the reference to “$2,000,000” and inserting “$5,000,000” in lieu thereof.
     d. Paragraph 6K (Transactions with Affiliates) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:
     “6K. Transactions with Affiliates. The Company covenants that it will not, and will not permit any Subsidiary to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise any Affiliate except upon fair and reasonable terms substantially as favorable to the Company or such Subsidiary as could be obtained in a comparable arm’s length transaction with an unrelated third party as determined in good faith by the company’s Board of Directors, other than pursuant to (i) agreements in existence on the date hereof and (ii) Investments permitted pursuant to Paragraph 6M.”
     e. Clause (vi) of paragraph 6M (Loans, Advances and Investments) of the Shelf Agreement is hereby amended and restated it its entirety to read as follows:
     “(vi) (A) loans or advances to officers, directors and employees of the Company or any Subsidiary so long as (1) such loans or advances are used to (a) purchase shares in connection with any of the Company’s stock option or award programs, as approved by the Board of Directors of the Company acting in good faith, or (b) pay any tax liability incurred at the time of exercise of any stock options issued pursuant to such a program and (2) such shares are pledged to the Company to secure such loans or advances, and (B) loans or advances to officers, directors and employees of the Company or any Subsidiary at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes, to the extent the loans and advances described in this clause (vi)(B) do not exceed $20,000,000 in the aggregate at any one time;”
     f. Paragraph 6M (Loans, Advances and Investments) of the Shelf Agreement is hereby amended by (i) deleting the word “and” at the end of clause (xiii), (ii) deleting “.” at the end of clause (xiv) and inserting “;” in lieu thereof, and (iii) adding the following new clause (xv) to the end thereof:
     “(xv) loans by Subsidiaries to the Company or any guarantor to the extent a comparable dividend or distribution in such amount could otherwise be made pursuant to Paragraph 6N; provided that such loans are subordinate to the obligations of the Company or any such guarantor under the Shelf Documents either by their terms or by such documentation as the Required Holders may reasonably require.”
     g. Paragraph 10B (Other Terms) of the Shelf Agreement is hereby amended by deleting the terms “Consolidated Fixed Charges”, “Consolidated Net Earnings” and “Consolidated Net Earnings Available for Fixed Charges” in their entirety therefrom.
     h. Paragraph 10B (Other Terms) of the Shelf Agreement is hereby amended by adding the following new terms in their proper alphabetical order:
     “Consolidated EBIT” shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense calculated on a GAAP basis for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) non-cash charges for the appreciation of ESOP shares; (iv) non-cash stock option expenses under FASB Accounting Standards Codification 718 for such period; (v) non-cash expenses in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of increasing the participant liabilities for said plans due to the appreciation in value of the investments held; (vi) non-cash expenses other than temporary impairment of the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of the depreciation in value of the investments held in said plan; (vii) non-cash loss on the disposal of fixed assets for such period; and (viii) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period; (ii) non-cash gains in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such gains are the result of decreasing the participant liabilities for said plans due to the depreciation in value of the investments held; and (iii) other non-recurring non-cash items increasing Consolidated Net Income for such period.
     “Consolidated Net Income” shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for such period.
     “ESOP” shall mean that certain Insurance Services Office, Inc. Employee Stock Ownership Plan established by the ESOP Trust Agreement dated January 3, 1997 as it may be amended and/or modified from time to time, in a manner approved by the Required Holders (such approval not to be unreasonably withheld or conditioned).
     “Top Hat Plan and Deferred Compensation Plan” shall mean the Supplemental Executive Retirement Savings Plan and Supplemental Cash Balance Plan, each as amended and restated effective January 1, 2009.

     i. Paragraph 10B (Other Terms) of the Shelf Agreement is hereby amended by amending and restating the term “Consolidated EBITDA” in its entirety to read as follows:
     “Consolidated EBITDA” shall mean, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) interest expense calculated on a GAAP basis, (ii) the provision for any federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash charges for the appreciation of ESOP (as such term is defined in the Bank Agreement) shares, (v) non-cash stock option expenses under FASB Accounting Standards Codification 718 for such period; (vi) non-cash expenses in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of increasing the participant liabilities for said plans due to the appreciation in value of the investments held; (vii) non-cash expenses other than temporary impairment of the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such expenses are the result of the depreciation in value of the investments held in said plan; (viii) non-cash loss on the disposal of fixed assets for such period; and (ix) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period; (ii) non-cash gains in connection with the Company’s Top Hat Plan and Deferred Compensation Plan for such period, to the extent such gains are the result of decreasing the participant liabilities for said plans due to the depreciation in value of the investments held; and (iii) other non-recurring non-cash items increasing Consolidated Net Income for such period.
     j. Paragraph 10B (Other Terms) of the Shelf Agreement is hereby amended by amending and restating the term “Consolidated Interest Charges” in its entirety to read as follows:
     “Consolidated Interest Charges” shall mean, for any period, all interest expense, including imputed interest on Capitalized Lease Obligations, and all amortization of debt discount and expense on any Indebtedness of the Company and its Subsidiaries, in each case (i) paid in cash and (ii) calculated on a consolidated basis in accordance with GAAP.
     3. CONDITIONS TO EFFECTIVENESS.
     a. Executed Counterparts. Prudential shall have received a counterpart of this Agreement executed by the Company.
     b. Representations and Warranties as of August 30, 2010. The representations and warranties contained in Section 4 below shall be true on and as of the date hereof.
     c. Legal Fees. The Company shall have paid all costs and reasonable expenses of Prudential and the Purchasers relating to this Agreement due in accordance with Section 11B of the Shelf Agreement (including, without limitation, all reasonable attorney’s fees and disbursements).

     d. Amendments to Private Placement Facilities. The Purchasers shall have received true and correct copies of fully executed amendments to each of the Private Placement Facilities (the “Private Placement Amendments”) reflecting modifications to the terms thereof substantially the same as the changes set forth in Section 2 hereof, each in form and substance reasonably satisfactory to the Purchasers.
     e. Representations and Warranties. The representations and warranties contained in Section 4 below shall be true on and as of the date that the final Private Placement Amendment is received by the Purchasers.
     4. REPRESENTATIONS AND WARRANTIES. To induce you to enter into this Agreement, the Company represents, warrants and acknowledges as follows:
     a. The execution, delivery and performance by the Company of this Agreement (i) is within its corporate power and (ii) is legal and does not conflict with, result in any breach of, constitute a default under, or result in the creation of any Lien upon any property of the Company or any Subsidiary under the provisions of: (A) any charter, instrument or bylaw to which it is a party or by which it or any of its property may be bound, (B) any order, judgment, decree or ruling of any court, arbitrator or governmental authority applicable to it or its property, or (C) any agreement or instrument to which it is a party or by which it or any of its properties may be bound or any statute or other rule or regulation of any governmental authority applicable to it or its properties, except where such conflict, breach, default or Lien could not reasonably be expected to have a Material Adverse Effect.
     b. This Agreement has been duly authorized, executed and delivered by a duly authorized officer of the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except that enforceability may be limited by applicable bankruptcy, reorganization, arrangement, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and subject to the availability of equitable remedies.
     c. After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.
     d. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or administrative or governmental body or third party is required in connection with the execution, delivery or performance by the Company of this Agreement.
     e. Neither the Company nor any of its Subsidiaries (i) is listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Order (such other lists are referred to herein, collectively, as the “Other Lists”; the SDN List and the Other Lists are referred to herein, collectively, as the “Lists”), (ii) has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders in respect thereof, (iii) is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in Executive Order No. 13224 (Sept. 23, 2001) or similar prohibitions contained in the rules and regulations of OFAC or any enabling legislation or other Executive Orders in respect thereof, and (iv) is failing to comply in any material way with the requirements of Executive Order No. 13224 (Sept. 23, 2001) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.
     f. The Company shall not have made any payment to, or compensated in any way, any lenders under the Private Placement Facilities in connection with any of the Private Placement Amendments.
     5. MISCELLANEOUS.
     a. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     b. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.
[signature pages follow]

     Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:	/s/ Eric R. Seward
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Eric R. Seward
Vice President

PRUCO LIFE INSURANCE COMPANY
By:	/s/ Eric R. Seward
Assistant Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:	/s/ Eric R. Seward
Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY By: Prudential Investment Management, Inc., as Investment Manager
By:	/s/ Eric R. Seward
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION (formerly American Skandia Life Assurance Corporation)

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Eric R. Seward Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:	/s/ Eric R. Seward

Vice President

AMERICAN BANKERS INSURANCE COMPANY OF FLORIDA, INC.

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ Eric R. Seward Vice President

RGA REINSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Eric R. Seward Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	/s/ Eric R. Seward

Vice President

INSURANCE SERVICES OFFICE, INC.

By: Name:	/s/ Mark V. Anquillare Mark V. Anquillare
Title:	Senior Vice President and
Chief Financial Officer